Exhibit 10.3

Written Summary of Culp, Inc. Corporate
Management Incentive Plan

The plan provides for annual cash bonuses to certain executive officers of the company, on the following basis:

Each participant in the plan has a stated Management Incentive Plan ("MIP") target bonus opportunity, stated as a percentage of the participant's annual salary, as determined by the Compensation Committee of the board of directors. The target bonus opportunity for each executive officer participant varies from 20% to 150% of salary. The plan sets forth target levels of three performance measures for the company - operating income, free cash flow and return on capital, in each case excluding certain extraordinary and non-recurring items, such as restructuring and related charges, goodwill write-offs, prepayment fees on debt, other non-recurring items, and acquisitions. If the company reaches the target levels for each performance measure, bonuses in the amount of 100% of the target bonus opportunity will be paid. There is also a minimum threshold level for each performance measure that will cause bonuses to be paid in the amount of 10% of the target bonus opportunity, a maximum threshold level for each performance measure that will cause bonuses to be paid in the amount of 150% of the target bonus opportunity, and a super maximum threshold level that will causes bonuses to be paid in the amount of 200% of the target bonus opportunity. In addition, the bonus for any executive officer would be capped at no more than 200% of salary. Thus, the bonus amounts under the plan could range from 2% of salary for certain participants to as much as 200% of salary for other participants. The performance measures are "weighted" such that achieving a certain level with respect to each performance measure will have a varying effect on determining the overall bonus. The weights assigned to each respective performance measure are as follows: 55% weight to operating income, 30% weight to free cash flow, and 15% weight to return on capital. In addition, the plan provides that bonuses will only be paid if the company as a whole reports positive earnings, excluding restructuring and related expenses and other extraordinary items.